Exhibit 10.1

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This amended and restated management services agreement (the “Agreement”) is dated as of August 1, 2012, and is between SP Corporate Services LLC (“ SP Corporate ”), a Delaware limited liability company having an office at 590 Madison Avenue, 32nd Floor, New York, New York 10022, and Steel Excel Inc., a Delaware corporation (the “ Company ”), having an office at 691 South Milpitas Boulevard, Suite 208, Milpitas, California 95035.

RECITALS

WHEREAS, the Company desires to have SP Corporate furnish certain services to the Company and its subsidiaries, as described in Section 1.01 (“ Executive Services ”) and Section 1.02 (“ Corporate Services ” and, together with the Executive Services, “ Services ”), and SP Corporate has agreed to furnish Services pursuant to the terms and conditions set forth herein.

WHEREAS, the Audit Committee of the Board of Directors of the Company (the “Board”) comprised of disinterested directors approved this Agreement and recommended the Board’s approval, and the directors, including all of the disinterested directors, of the Company has voted to approve this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Engagement of SP Corporate

1.01.     Executive Services.

(a)

During the term of this Agreement, SP Corporate shall provide to the Company the non-exclusive services of a person designated by SP Corporate and approved by the Board to perform the services of Chief Executive Officer of the Company in accordance with the terms and provisions of this Agreement (the “ CEO Designee ”).  As of the date hereof John J. Quicke has been so designated. In his or her capacity as the Chief Executive Officer of the Company, the CEO Designee shall report to the Board.  The CEO Designee shall devote such time and effort as is reasonably necessary to fulfill the statutory and fiduciary duties of the Chief Executive Officer of the Company until such time as otherwise instructed or removed by the Board or the resignation of the CEO Designee in such capacity or his or her death.  The duties of the CEO Designee are set forth in additional detail on Exhibit A .  In the event the CEO Designee ceases for any reason to serve as Chief Executive Officer of the Company, SP Corporate has a right, but not an obligation, to propose another person to serve as the Company’s Chief Executive Officer.  If such person is approved by the Board, then this Agreement shall be amended accordingly.  This Agreement shall apply in all material respects to any successor to the CEO Designee who serves as the Chief Executive Officer of the Company in accordance with this Agreement and the term the CEO Designee used herein shall apply to any such successor.

(b)

During the term of this Agreement, SP Corporate shall provide to the Company the non-exclusive services of such number of additional persons as may be requested by the Board to provide Executive Services.

1.02.     Corporate Services.

(a)

During the term of this Agreement, SP Corporate shall provide to the Company the non-exclusive services of a person designated by SP Corporate and approved by the Audit Committee of the Board (the “ Committee ”) to perform the services of Chief Financial Officer of the Company in accordance with the terms and provisions of this Agreement (the “ CFO Designee ”).  As of the date hereof Mark Zorko has been so designated. In his or her capacity as the Chief Financial Officer of the Company, the CFO Designee shall report to the Committee and the Chief Executive Officer of the Company.  The CFO Designee shall devote such time and effort as is reasonably necessary to fulfill the statutory and fiduciary duties of the Chief Financial Officer of the Company until such time as otherwise instructed or removed by the Board or the resignation of the CFO Designee in such capacity or his or her death.  The duties of the CFO Designee are set forth in additional detail on Exhibit A .  In the event the CFO Designee ceases for any reason to serve as Chief Financial Officer of the Company, SP Corporate has a right, but not an obligation, to propose another person to serve as the Company’s Chief Financial Officer.  If such person is approved by the Committee, then this Agreement shall be amended accordingly.  This Agreement shall apply in all material respects to any successor to the CFO Designee who serves as the Chief Financial Officer of the Company in accordance with this Agreement and the term the CFO Designee used herein shall apply to any such successor.

(b)

During the term of this Agreement, SP Corporate shall provide to the Company and its subsidiaries the additional services described and defined on Exhibit B (the “ Additional Corporate Services ”) in connection with the business, operations and affairs, both ordinary and extraordinary, of the Company and its subsidiaries and affiliates.  During the term of this Agreement, SP Corporate shall provide to the Company the non-exclusive services of persons designated by SP Corporate and approved by the Committee to perform the Additional Corporate Services in accordance with the terms and provisions of this Agreement (each an “ Additional Designee ” and collectively, the “ Additional Designees ” and together with the CEO Designee and the CFO Designee, the “ Designated Persons ”).  Each Additional Designee shall devote such time and effort as is reasonably necessary to fulfill the statutory and fiduciary duties applicable in their performance of the Additional Corporate Services until such time as such Additional Designee is instructed or removed by the Board or the resignation of such Additional Designee in such capacity to perform their applicable Additional Corporate Services or his or her death.  In the event an Additional Designee ceases for any reason to serve in such capacity to perform their applicable Additional Corporate Services, SP Corporate has a right, but not an obligation, to propose another person to serve is such capacity to perform the applicable Additional Corporate Services.  If such person is approved by the Board, then this Agreement shall be amended accordingly.  This Agreement shall apply in all material respects to any successor to an Additional Designee who performs their applicable Additional Corporate Services in accordance with this Agreement and the term Additional Designee used herein shall apply to any such successor.

1.03.     In performing Services, SP Corporate and its personnel shall be subject to the oversight of the Committee and shall report to the Committee at least monthly and otherwise in accordance with such procedures as may be adopted by the Committee from time to time.  SP Corporate, any Designated Person, any of SP Corporate’s Agents (as defined below) or any of its personnel may incur an obligation or enter into any transaction on behalf of the Company only (a) with the prior approval of the Committee or (b) in accordance with any written delegation of authority delivered to SP Corporate with the consent of the Committee (as such delegation of authority may be amended from time to time, the “Delegation of Authority”).  In addition, the prior approval of the Committee will be required for each transaction to which SP Corporate or any of its Affiliated Companies (as defined below) is a party.

1.04.     While the amount of time and personnel required for performance by SP Corporate hereunder will necessarily vary depending upon the nature and type of Services, SP Corporate shall devote such time and effort and make available such personnel as may from time to time reasonably be required for the performance of Services hereunder and shall use its reasonable best efforts to carry out the purposes of the Company and shall perform Services to the best of its abilities in a timely, competent and professional manner, in compliance with any laws relevant to such Services, in compliance with the Delegation of Authority, in compliance with the Company’s policies, procedures and controls provided by the Company to SP Corporate in writing from time to time and in compliance with such reasonable directions as SP Corporate’s officers, employees or representatives may receive from the Committee or from the Company’s officers or other designated representatives from time to time.

1.05.     Each of Exhibit A and Exhibit B may be amended from time to time to provide for additional Services, the elimination of certain Services, increases or decreases to the compensation paid hereunder, or other changes, upon the mutual agreement of the parties hereto.

1.06.     In the performance of Services, SP Corporate will (i) assist and support the Company’s compliance with the requirements of the Securities Exchange Act of 1934, as amended, Securities Act of 1933, as amended, the Sarbanes Oxley Act of 2002 (the “ SOA ”) and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (including Section 404 of the SOA related to internal controls and Sections 302 and 906 of the SOA related to certifications) and any other applicable Federal or state securities law, and act in a manner consistent with regards thereto, and (ii) not cause the Company to violate, any statue or regulation or any order, writ, judgment, or decree of any court, arbitrator or governmental authority applicable to the Company and its subsidiaries and affiliates.

Section 2.     Term and Termination

2.01.     This Agreement shall commence effective as of August 1, 2012, and shall continue through December 31, 2013, and shall automatically renew for successive one (1) year periods unless and until terminated as provided in Section 2.02 below; provided, however, the fees hereunder shall be subject to an annual review and adjustment as agreed upon by the parties hereto.

2.02.     This Agreement may be terminated (i) by either party, effective on any anniversary date, upon not less than ninety (90) days prior written notice to the other (provided, however, that at the election of the Company any such termination by SP Corporate shall not take effect until the earlier of (i) the date the Company has selected substitute persons to take over the responsibilities of the Designated Persons, and (ii) 120 days from such termination); (ii) by the Company, at any time, on less than ninety (90) days notice; provided that, if the Company provides less than ninety (90) days notice, it shall pay to SP Corporate a termination fee equal to 125% of the fees due under this Agreement, as calculated under Section 3, from, and including, such termination date until, and including, the 90th day following the date of such notice; (iii) at the election of the Committee, immediately upon death of the CEO Designee, his or her resignation as Chief Executive Officer, removal as Chief Executive Officer by SP Corporate or removal as Chief Executive Officer for Cause by the Company, unless SP Corporate has proposed, and the Committee has approved and appointed a successor Chief Executive Officer, and this Agreement has been amended accordingly; (iv) at the election of the Committee, immediately upon death of the CFO Designee, his or her resignation as Chief Financial Officer, removal as Chief Financial Officer by SP Corporate or removal as Chief Financial Officer for Cause by the Company, unless SP Corporate has proposed, and the Committee has approved and appointed a successor Chief Financial Officer, and this Agreement has been amended accordingly; (v) immediately upon the bankruptcy or dissolution of SP Corporate, or (vi) immediately by the Company for Cause or upon a material breach of this Agreement (as reasonably determined by the Committee) by SP Corporate or any Designated Person.

For the purposes of this Agreement, “Cause” shall mean, with respect to the termination of this Agreement, fraud, gross negligence, criminal conduct or willful misconduct by SP Corporate or any Designated Person, as applicable, or breach of fiduciary duty by any Designated Person, in connection with performing its or his or her respective duties hereunder, as reasonably determined by the Committee.

2.03.     In the event this Agreement is terminated pursuant to Section 2.02 above, SP Corporate shall cease to perform Services.  If the termination of this Agreement takes effect on a day other than the end of a calendar month, monthly fees shall be prorated based on the number of days that SP Corporate performed Services during such calendar month until termination.

Section 3.     Payments to SP Corporate

3.01.     In consideration of Services furnished by SP Corporate hereunder, the Company shall pay to SP Corporate a fixed annual fee with respect to the Executive Services and Corporate Services, combined, in the amount of $3,600,000, which amount shall be reviewed and adjusted for 2014 and beyond upon mutual agreement by the parties hereto. The fee payable hereunder shall be paid by the Company to SP Corporate in equal monthly installments in advance of the first day of each month during the term of this Agreement.

3.02.     The Company shall reimburse SP Corporate and the Designated Persons for all reasonable and necessary business expenses incurred on behalf of the Company in connection with the performance of Services to third parties, including, but not limited to:

(a)     Costs of legal, tax, accounting, consulting, auditing, administrative, compliance, marketing, investor relations and other similar services rendered for the Company, including such services rendered by providers retained by SP Corporate or the Designated Persons to the extent that there is insufficient expertise within SP Corporate to provide such services.

(b)     Costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third party vendors to the extent that there is insufficient expertise within SP Corporate to provide such services.

(c)     Costs of maintaining or determining compliance with all federal, state and local rules and regulations or any other regulatory agency.

(d)     Director and officer liability insurance premiums and the cost of any “errors and omissions” or similar insurance that the Company requires SP Corporate to maintain for benefit of the Company in connection with performance of the Services under this Agreement.

(e)     Other fees payable to third party administrators and service providers.

(f)     Expenses connected with communications to holders of securities of the Company and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, all costs of preparing and filing required reports with the Securities and Exchange Commission, the costs payable by the Company to any transfer agent and registrar in connection with the listing and/or trading of the Company’s securities on any exchange, the fees payable by the Company to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the stockholders of the Company, including such services as rendered by providers retained by SP Corporate or the Designated Persons.

(g)     Litigation expenses, including professional and consulting fees incurred in connection with performance of the Services under this Agreement.

(h)     Expenses incurred by managers, officers, employees and agents of SP Corporate or the Designated Persons for travel on behalf of the Company and other out-of-pocket expenses incurred by managers, officers, employees and agents of SP Corporate or the Designated Persons.

(i)     All other expenses not otherwise covered hereunder actually incurred by SP Corporate and the Designated Persons which are reasonably necessary for the performance of the Services under this Agreement.

The reimbursement of expenses pursuant to this Section 3.02 shall be subject to any Delegation of Authority and such other policies and procedures as the Company may have in place from time to time. Expenses incurred by SP Corporate on behalf of the Company and reimbursable pursuant to this Section 3.02 shall be reimbursed by the Company no less than monthly.  SP Corporate shall prepare a statement documenting such expenses during each month, and the Company shall reimburse SP Corporate for such expenses within forty-five (45) days after receipt and approval of such statement and such supporting material as the Committee may require or as the parties might otherwise agree.

3.03.     The provisions of Section 3.02 shall survive the expiration or earlier termination of this Agreement to the extent such expenses have previously been incurred or are incurred in connection with such expiration or termination.  For the avoidance of doubt, the expenses payable by the Company as described in Section 3.02 are exclusive of, and in addition to, the monthly fees payable pursuant to Section 3.01.

Section 4.     Representations and Warranties of SP Corporate and the Designated Persons

4.01.     SP Corporate hereby makes the following representations and warranties on which the Company has relied in making the delegation set forth in this Agreement:

(a)     SP Corporate is a Delaware limited liability company, duly organized, validly existing and in a good standing under the laws of the State of Delaware and is duly qualified as a foreign company in each jurisdiction in which the nature of its business makes such qualification necessary.

(b)     SP Corporate has all requisite power and SP Corporate has authority to execute, deliver and perform this Agreement, and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of SP Corporate.

(c)     This Agreement constitutes a legal, valid and binding obligation of SP Corporate, enforceable against it in accordance with its terms.

(d)     The execution, delivery and performance by SP Corporate or the Designated Persons of this Agreement does not (i) violate any provision of the operating agreement of SP Corporate, (ii) violate any statue or regulation or any order, writ, judgment, or decree of any court, arbitrator or governmental authority applicable to SP Corporate or any of its assets or the Designated Persons, or (iii) violate or constitute, with or without notice or lapse of time, a default under, or result in the creation or imposition of any lien on the assets of SP Corporate pursuant to the provisions of, any mortgage, indenture, contract, agreement or other undertaking to which SP Corporate is a party.

(e)     To the knowledge of SP Corporate, there are no past or present actions, occurrences, conditions or circumstances that could reasonably be expected to adversely affect the Company’s ability to comply with the requirements of applicable Federal and state securities laws or its control environment, in each case by reason of the entry by the Company into this Agreement or the provision of Services by SP Corporate.

Section 5.     Agents

5.01.     SP Corporate may delegate any or all of the powers, rights and obligations under this Agreement and may appoint, employ, contract or otherwise deal with any person or entity (each, an “ Agent ”) in respect of the performance of Additional Corporate Services upon prior approval of any such delegation by the Committee.  SP Corporate may assign to any such Agent approved by the Committee the right to receive any fee or reimbursement of expenses as SP Corporate would be entitled to received under this Agreement.  SP Corporate shall disclose to the Committee upon its request the terms of any such sub-contracting arrangement entered into by and between SP Corporate and any Agent.

5.02.     SP Corporate shall supervise the activities of its Agents, and notwithstanding the designation of or delegation to any Agent, SP Corporate shall remain obligated to the Company for the proper performance of Services; provided, however, that SP Corporate and the Company may enter into any agreement for indemnification pursuant to which an Agent may indemnify and hold harmless SP Corporate and the Company, jointly and severally, from any liability to them arising by reason of the act or omission of such Agent. Nothing contained herein shall affect or otherwise limit the indemnification obligations of SP Corporate to the Company as provided in Section 9.

Section 6.     Records; Access

6.01.     SP Corporate shall maintain appropriate records of all its activities hereunder and make such records available for inspection upon request by the Committee and by counsel, auditors and authorized agents of the Company, at any time or from time to time during normal business hours, provided that SP Corporate shall have a reasonable time to review any such records prior to making them available for inspection and to delete or redact from such records any information not specifically relating to the provision of Services to the Company by SP Corporate.

6.02.     SP Corporate and its officers, employees and representatives, including the Designated Persons, in performance of Services, shall have access to all accounting books, ledgers, receipts, business information, employee information, research, organizational structure information, data, computer programs and budget figures of the Company and its subsidiaries and any other information of the Company and its subsidiaries related to the performance of Services by SP Corporate, its officers, employees, and representatives, including the Designated Persons, whether or not considered material (the “ Information ”), and the Company shall promptly make any such Information available to SP Corporate upon its reasonable request. Such Information shall (a) in all circumstances, be maintained in accordance with the Company’s internal controls systems and in a manner that will not result in any material weaknesses or combination of deficiencies that would cause material weaknesses in the Company’s financial or other controls and (b) remain confidential as provided in Section 11. The Company confirms that the Special Committee of the Board has approved the maintenance of the Information, including accounting systems, for the Company and its subsidiaries on the accounting platform of SP Corporate or a designee of SP Corporate (which designee shall be approved by the Committee prior to such delegation), provided that such Information shall (1) at all times be physically and electronically segregated from the Information of SP Corporate and its other clients, and (2) be maintained in a manner that will not result in any material weaknesses or combination of deficiencies that would cause material weaknesses in the Company’s financial or other controls.

6.03.     SP Corporate covenants that during the term of this Agreement it will notify the Company of any change in SP Corporate’s business, financial condition, results of operations or status that would reasonably be expected to have a material effect on the provision of Services under this Agreement.

6.04.     In the event the Agreement is terminated, SP Corporate will transfer any and all physical and electronic records of the Company in a reasonable format specified by the Company and will make source codes owned or controlled by SP Corporate available to the Company during a transition period of up to nine (9) months following the date of termination.

Section 7.     Limitation on Activities

Notwithstanding any provision of this Agreement, SP Corporate and its personnel shall not take any action which, in their sole judgment made in good faith, would violate any law, rule, regulation or statement of policy of any governmental body or agency having jurisdiction over the Company and its subsidiaries and affiliates, or otherwise not permitted by the Company’s Certificate of Incorporation or By-laws, as each may be amended from time to time, or policies and procedures, except if such action shall be ordered in writing by the Committee following the affirmative vote of a majority of the members of the Committee present at a properly called meeting of the Committee, in which case SP Corporate or its personnel shall have no liability for acting in accordance with the specific instructions of the Company so given. Notwithstanding the foregoing, the officers, directors, members, employees, affiliates, consultants or agents of SP Corporate (the “ SP Corporate Persons ”) (except the Designated Persons in their respective capacities provided hereunder) shall not be liable to the Company or holders of its securities for any act or omission by SP Corporate or  any Designated Person, as applicable, taken or omitted to be taken in the performance of Services under this Agreement except as provided in Section 9 of this Agreement.

Section 8.     Limitation on Liability

SP Corporate shall reasonably rely on information provided to it about the Company, if any, that is provided by the Company or the Company’s subsidiaries, employees, agents or representatives.  In no event shall SP Corporate be liable for any error or inaccuracy of any report, computation or other information or document produced in accordance with this Agreement, for whose accuracy the Company assumes all responsibility, unless resulting from the fraud, gross negligence, willful misconduct or reckless disregard of duties of SP Corporate or the SP Corporate Persons.  Notwithstanding any provision herein to the contrary, except with respect to fraud, gross negligence, willful misconduct or reckless disregard of duties by SP Corporate, any Designated Person or other SP Corporate Persons, SP Corporate’s aggregate liability with respect to, arising from, or arising in connection with this Agreement, or from all Services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the amounts paid hereunder by the Company to SP Corporate as fees and charges for the trailing twelve months from the date of any claim, but not including reimbursable expenses.

Section 9.     Indemnity and D&O Insurance.

9.01.     To the fullest extent permitted by law, SP Corporate shall defend, indemnify, save and hold harmless the Company from and against any claims, liabilities, damages, losses, costs or expenses, including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim of any nature whatsoever resulting from SP Corporate’s, the Designated Persons’ or the SP Corporate Persons’ activities or services under this Agreement (a “Claim”) and incurred by reason of SP Corporate’s, any Designated Person’s or the SP Corporate Persons’, as applicable, fraud, willful misconduct, gross negligence or reckless disregard of their respective duties; provided, however, that SP Corporate or the Designated Persons shall not be held responsible for (i) any action of the Company in which SP Corporate or any Designated Person, as applicable, advised the Board or the Committee prior to taking such action and the Board (including a majority of the disinterested directors) or the Committee declined to follow such advice and such decision was provided in writing to SP Corporate or (ii) any Claim to the extent such Claim is occasioned by the fraud, gross negligence or willful misconduct of duties of the Company’s officers, directors, employees, consultants or agents (except for the Designated Persons, SP Corporate or the SP Corporate Persons).

9.02.     To the fullest extent permitted by law, the Company shall defend, indemnify, save and hold harmless SP Corporate and the SP Corporate Persons (except for the Designated Persons) from and against any Claim, including any negligent errors or omissions, other than any Claim by the Company, and except to the extent any such Claim is occasioned by the fraud, gross negligence, willful misconduct or reckless disregard of duties of SP Corporate, any Designated Person or the SP Corporate Persons.

9.03.     The Company shall enter into indemnification agreements with the Designated Persons consistent with agreements entered into with other executive officers and directors.

9.04.     Promptly after receipt by SP Corporate or the Company of notice of any Claim, it (the “Indemnified Party ”) shall notify the other (the “ Indemnifying Party ”) in writing; provided, however, that the failure of the Indemnified Party to give timely notice hereunder shall not affect the rights of the Indemnified Party to indemnification hereunder, except to the extent that the Indemnifying Party can demonstrate actual, material prejudice to it as a result of such failure.  The Indemnified Party shall reasonably cooperate with appropriate requests of the Indemnifying Party with regard to the defense of any Claim.  The Indemnifying Party shall maintain authority and control of the defense of any such Claim and the authority to settle or otherwise dispose of any such Claim (provided that the Indemnified Party shall have the right to reasonably participate at its own expense in the defense or settlement of any such Claim).  In no event, however, may the Indemnifying Party agree to any settlement of any Claim that would affect any of the Indemnified Party’s rights or obligations, or that would constitute an admission of guilt or liability on the part of the Indemnified Party, without the Indemnified Party’s express prior written consent.

9.05.     If SP Corporate should reasonably determine its interests are or may be adverse to the interests of the Company, SP Corporate may retain its own counsel in connection with such claim or alleged claim or action, in which case the Company shall be liable, to the extent permitted under this Section 9, to SP Corporate for any reasonable and documented legal, accounting or other directly related fees and expenses incurred by SP Corporate in connection with its investigating or defending such claim or alleged claim or action.

9.06.     At all times during which (a) the CEO Designee is acting as non-employee Chief Executive Officer of the Company, the Company shall cause him or her, (b) the CFO Designee is acting as non-employee Chief Financial Officer of the Company, the Company shall cause him or her, or (c) the Additional Designees are acting as non-employees in such capacity to perform their respective Additional Corporate Services, the Company shall cause each of them, to be covered by the Company’s D&O insurance policy applicable to other officers and directors.

9.07.     Neither SP Corporate nor the Company (including their officers, directors, members, employees, affiliates and consultants and the Designated Persons) shall be liable to the other or any third party for any special, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of SP Corporate or the Company, as applicable, is advised of the possibility or likelihood of the same.

Section 10.     Payments and Duties of SP Corporate Upon Termination

10.01.     SP Corporate shall promptly upon termination:

(a)     pay to the Company any money collected and held for the account of the Company pursuant to this Agreement, after deducting any accrued compensation and reimbursement for its expenses to which it is then entitled under Section 3;

(b)     deliver to the Board all assets, books and records and documents of the Company then in the custody of SP Corporate; and

(c)     cooperate with the Company to provide an orderly management transition and the Company shall pay SP Corporate reasonable fees and expenses in connection therewith.

Section 11.     Confidential Information; Non-Solicitation.  Except as provided in Sections 11.01 and 11.02 below, neither SP Corporate nor the Designated Persons shall at any time during or following the termination or expiration for any reason of this Agreement, directly or indirectly, disclose, publish or divulge to any person (except where necessary in connection with the furnishing of Services under this Agreement), appropriate or use, or cause or permit any other person to appropriate or use, any of the Company’s inventions, discoveries, improvements, trade secrets, copyrights or other proprietary, secret or confidential information not then publicly available (the “ Confidential Information ”).

11.01.     Notwithstanding the provisions of Section 11 above, SP Corporate or the Designated Persons may disclose Confidential Information to SP Corporate’s representatives who (i) need to know such information to permit SP Corporate and the Designated Persons to provide Services in accordance with the terms of this Agreement, (ii) are informed of the confidential nature of the Confidential Information and (iii) agree to maintain the confidentiality of the Confidential Information.  SP Corporate shall be fully responsible for any breach of the provisions of this Section 11 by any of its representatives.

11.02.     Notwithstanding the provisions of Section 11 above, if SP Corporate, the Designated Persons or any of SP Corporate’s representatives are required to disclose any Confidential Information pursuant to applicable laws or regulations or by any subpoena or similar legal process, SP Corporate shall promptly notify the Company in writing of any such requirement, if legally permissible, so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. SP Corporate shall, and shall direct its representatives (including the Designated Persons) to, reasonably cooperate with the Company to obtain such a protective order or other remedy and if such order or other remedy is not obtained, or the Company waives compliance with the provisions of this Agreement, SP Corporate, the Designated Persons or SP Corporate’s representatives shall disclose only that portion of the Confidential Information which they are advised by counsel that they are legally required to so disclose and will use good faith efforts to obtain reliable assurance that confidential treatment will be accorded the information so disclosed.

11.03.     SP Corporate and the Designated Persons acknowledge that (i) they are aware and that SP Corporate’s representatives have been advised that (a) the Confidential Information may include material non-public information about the Company and its subsidiaries and affiliates, and (b) the United States securities laws and securities law of other jurisdictions prohibit any person who has material non-public information about a company from purchasing or selling securities of such company on the basis of such information or from otherwise misappropriating such material non-public information in breach of fiduciary duty or other relationship of trust and confidence, (ii) SP Corporate has developed compliance procedures regarding the use of material non-public information and (iii) SP Corporate, the Designated Persons and SP Corporate’s representatives will handle such material non-public information in accordance with applicable laws, including Federal and state securities laws. SP Corporate and its personnel, and the Designated Persons, shall comply with the Company’s policies regarding Confidential Information and insider trading

11.04.     The Company agrees that, during the term of this Agreement, and for a period of one (1) year from the termination of this Agreement, it will not, directly or indirectly, without obtaining the prior written consent of the SP Corporate, solicit for employment, hire or employ any person who has served as a Designated Person or any other officers or employees of SP Corporate or its affiliates; provided, however, that the restriction on solicitation or hire above shall not restrict the Company’s ability to conduct generalized searches for employment (including through the use of general or media advertisements, employment agencies and internet postings) not directly targeted towards SP Corporate’s or its affiliates’ officers or employees and hiring any person that ceases to be employed by SP Corporate or an affiliate thereof without the Company’s prior direct solicitation.

11.05.     SP Corporate agrees that, during the term of this Agreement, and for a period of one (1) year from the termination of this Agreement, it will not, directly or indirectly, without obtaining the prior written consent of the Company, solicit for employment, hire or employ any person who has served as an officer or employee of the Company or its affiliates; provided, however, that the restriction on solicitation or hire above shall not restrict SP Corporate’s ability to conduct generalized searches for employment (including through the use of general or media advertisements, employment agencies and internet postings) not directly targeted towards the Company’s or its affiliates’ officers or employees and hiring any person that ceases to be employed by the Company or an affiliate thereof without Sp Corporate’s prior direct solicitation.

Section 12.     Non-Exclusive Arrangement; Conflicts of Interest

12.01.     The Company acknowledges that SP Corporate and its Affiliated Companies (as defined below) have in the past and may from time to time in the future enter into agreements similar to this Agreement with other companies pursuant to which SP Corporate may agree to provide services similar in nature to Services being provided hereunder, and such agreements shall not constitute a breach of this Agreement; provided, however, that SP Corporate covenants that in doing so SP Corporate shall not breach any of its covenants or obligations expressly set forth in this Agreement. The Company understands that the Designated Persons, as of the respective dates they are designated to serve as the Designated Persons, may provide services to certain other companies, and such other activities shall not constitute a breach of this Agreement.  The Designated Persons shall not accept any additional managerial or executive positions with any other company without prior disclosure to the Committee and if the Committee reasonably determines that such engagement will interfere with such Designated Persons’ performance of Services under this Agreement or his or her duties and responsibilities to the Company, except that the Designated Persons may perform for other companies, on a part-time basis, intermittent or periodic special projects that do not interfere with such Designated Persons’ performance of Services under this Agreement or their duties and responsibilities to the Company without disclosure to or approval by the Company or the Committee. In addition, to the extent business opportunities arise, the Company acknowledges that SP Corporate will be under no obligation to present such opportunity to the Company, and SP Corporate may, in its sole discretion, present any such opportunity to whatever company it so chooses, or to none at all; provided, however, nothing contained herein shall affect or otherwise limit the fiduciary obligations of the officers and directors of the Company, including the Designated Persons.

12.02.     The Company, SP Corporate and their respective Affiliated Companies (as defined below) recognize and acknowledge that as a result of SP Corporate providing Services pursuant to this Agreement the potential for conflicts of interest exist between and/or among SP Corporate, the Company, Affiliated Companies of SP Corporate and the Company and the respective officers and directors of SP Corporate and the Company, including but not limited to (i) that an Affiliated Company of SP Corporate may be a majority or significant stockholder of the Company, (ii) that directors, officers, members and/or employees of SP Corporate or of Affiliated Companies of SP Corporate may serve as directors and/or officers of the Company, (iii) that SP Corporate and Affiliated Companies thereof may engage and are expected to continue to engage in the same, similar or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, (iv) that SP Corporate and Affiliated Companies thereof may have an interest in the same areas of corporate opportunity as the Company and Affiliated Companies thereof, and (v) that SP Corporate and Affiliated Companies thereof may engage in material business transactions with the Company and Affiliated Companies thereof, including (without limitation) providing Services to or being a significant supplier of the Company and Affiliated Companies thereof. SP Corporate and the Company agree that if either of them determines that an actual conflict of interest exists, or if either of them has knowledge of any actions, occurrences, conditions or circumstances that could reasonably be expected to result in a conflict of interest, it shall disclose the fact of such actual or prospective conflict to the other and, in such event, both SP Corporate and the Company shall work cooperatively to either (i) resolve or prevent, as applicable, the conflict of interest in a manner satisfactory to both SP Corporate and the Company or (ii) cease providing or receiving the Services giving rise to such conflict.

12.03.     For purposes of this Agreement, “Affiliated Companies” shall mean in respect of SP Corporate any entity which is controlled by SP Corporate, controls SP Corporate or is under common control with SP Corporate (other than the Company and any entity that is controlled by the Company) and in respect of the Company shall mean any entity controlled by the Company.

12.04.     The Company represents and warrants that the Special Committee of the Board has approved this Agreement and recommended Board approval, and a majority of the disinterested directors of the Company has voted to approve this Agreement.

Section 13.     Independence

13.01.     Except as specifically provided herein, none of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of any other party, or in any way bind or commit any other party to any obligations.  Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible for its obligations set forth in this Agreement.  SP Corporate or its officers, employees and representatives shall not have the authority to act for, bind, or otherwise commit the Company or any of its subsidiaries or affiliates, and neither SP Corporate nor any of its officers, employees or representatives shall hold itself or themselves out as having any such authority, except (i) the Designated Persons’ authority to act in their respective capacities provided hereunder and perform his or her duties in such capacity, and (ii) to the extent that such authority has been specifically granted to SP Corporate or any of its officers, employees and representatives by the Committee.

13.02.     Neither party shall be responsible for the compensation, the withholding of taxes, workers compensation, employee benefits or any other employer liability for the employees and agents of the other party.  For the avoidance of doubt, no Designated Person shall be entitled to receive compensation from the Company for the services provided in the respective capacities hereunder.  Without limiting the generality of the foregoing, the parties acknowledge and agree that SP Corporate is an independent contractor and that none of SP Corporate or the Designated Persons is an employee of the Company.  SP Corporate or an Affiliated Company of SP Corporate shall timely withhold and pay all taxes and file all reports required by applicable law to be withheld, paid and filed for the Designated Persons.

Section 14.     General

14.01.     This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior representations and agreements, whether oral or written, and cannot be modified, changed, waived or terminated except by a writing signed by both of the parties hereto.  No course of conduct or trade custom or usage shall in any way be used to explain, modify, amend or otherwise construe this Agreement.

14.02.     All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, sent by nationally recognized overnight carrier, one day after being sent, or mailed by first class registered or certified mail, return receipt requested, five days after being sent.

14.03.     This Agreement shall be governed by and construed under the laws of the State of New York and the parties hereby submit to the personal jurisdiction of any federal or state court located therein, and agree that jurisdiction shall rest exclusively therein, without giving effect to the principles of conflict of laws.

14.04.     Except as provided in Section 5 of this Agreement, this Agreement may not be assigned directly or indirectly, by operation of law or otherwise, by any party hereto (including in connection with a sale or transfer of all or substantially all of business or assets of such party, whether by sale, merger, operation of law, or otherwise in connection with a change of control) without the prior written consent of the other parties to this Agreement.  This Agreement shall solely inure to the benefit of and be binding upon the parties hereto and their permitted (in accordance with the foregoing) successors and assigns.

14.05.     This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14.06.     Sections 8, 9, 10, 11 and 14.03 and this Section 14.06 shall survive any expiration or termination of this Agreement.

14.07.      This Agreement amends and restates, and supersedes in all respects, the Management Services Agreement dated October 1, 2011, between the Company and SP Corporate, save for the provisions thereof that by their terms survive the termination thereof.

The parties have duly executed this Agreement as of the date first above written.

SP CORPORATE SERVICES LLC

By:	/s/ James F. McCabe

	Name:	James F. McCabe, Jr.

	Title:	President

STEEL EXCEL INC.

By:	/s/ John J. Quicke, Jr.

	Name:	John J. Quicke

	Title:	CEO

EXHIBIT A

The CEO Designee, in his or her capacity as Chief Executive Officer, will perform all duties normally associated with that of a Chief Executive Officer, including without limitation:

●     Responsibility for the general management and control of the business and affairs of the Company.

●     Responsibility to keep the Board appropriately informed regarding the business and affairs of the Company.

●     Other similar items.

The CFO Designee, in his or her capacity as Chief Financial Officer, will perform all duties normally associated with that of a Chief Financial Officer, including without limitation:

●     Responsibility for any and all financing matters for the Company and its subsidiaries including but not limited to debt, equity or other financings, whether through the public markets or in private transactions, or otherwise, including the negotiation and consummation of all of the foregoing.

●     Review of annual and quarterly budgets and related matters.

●     Supervise and administer, as appropriate, all accounting/financial duties and related functions on behalf of the Company for its operations and business matters (including control of the Company’s cash, checking accounts, revenue receipts, disbursements, bookkeeping, accounts, ledgers, billings, payroll and related matters).

●     Supervise and manage, as appropriate, all SEC filing obligations.

●     Other similar items.

EXHIBIT B

ADDITIONAL CORPORATE SERVICES

The “Additional Corporate Services” shall include, but not be limited to,

●     Provide the non-exclusive services of a person to serve as the Company’s corporate secretary.  Such person, in his or her capacity as corporate secretary, will perform all duties normally associated with that of a corporate secretary, including without limitation, organization and preparation for board meetings, corporate record keeping, management of due diligence for corporate transactions, review and maintenance of D&O insurance policies, and other similar items.

●     Provide the non-exclusive services of a person to serve as the Company’s general counsel.  Such person, in his or her capacity as general counsel, will perform all duties normally associated with that of a general counsel.

●     Legal, tax, accounting, treasury, consulting, auditing, administrative, compliance, environmental health and safety, human resources, marketing, investor relations and other similar services rendered for the Company or its subsidiaries.

●     Executive services.

●     International Business services.

●     Information technology services.

●     Services related to compliance with all federal, state and local rules and regulations or any other regulatory agency.

●     Communications to holders of securities of the Company or its subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including, without limitation, preparing and filing required reports with the Securities and Exchange Commission, communication with any transfer agent and registrar in connection with the listing and/or trading of the Company’s securities on any exchange, communication with any such exchange in connection with the listing of the Company’s securities, preparing, printing and mailing the Company’s annual report to its stockholders and proxy materials with respect to any meeting of the stockholders of the Company.